Exhibit 99.1

Adial Pharmaceuticals Achieves 50% Enrollment in ONWARD™ Phase 3 Trial

Charlottesville, VA – February 25, 2021 – Adial Pharmaceuticals, Inc. (NASDAQ: ADIL; ADILW), a clinical-stage biopharmaceutical company focused on the development of treatments for addictions, today announced that it has reached 50% enrollment in the Company’s landmark ONWARD™ pivotal Phase 3 clinical trial. ONWARD is investigating the efficacy and safety of Adial’s lead drug candidate, AD04, as a therapeutic agent for the treatment of Alcohol Use Disorder (AUD) in persons with certain target genotypes related to the serotonin transporter and receptor genes.

“We are pleased to have achieved this important enrollment milestone in our ONWARD pivotal Phase 3 clinical trial,” stated Schuyler Vinzant, Adial’s Vice President of Development. “We have a high degree of confidence that ONWARD will be fully enrolled this summer.”

Data Points – ONWARD Trial Patients

●	66% of planned patient screening visits completed
o	830 patients screened out of 1,254 patients expected to be required to achieve full enrollment (more than 20 screened patients are currently pending enrollment)

●	32% of patients screened are genetically positive for treatment with AD04
o	Percentage of genetically positive patients consistent with Phase 2b prevalence and expected U.S. and European prevalence

●	75% of patients screened as genetically positive have been enrolled
o	Patient enrollment exceeds projected rate of 50% for genetically positive patients

●	86% ONWARD™ patient retention rate to date
o	Retention rate significantly greater than projected 70% retention rate

William Stilley, Adial’s Chief Executive Officer, commenting on the ONWARD trial protocol, stated “Telephonic pre-screening of potential study patients has allowed us to successfully reduce non-genetic screen failure rates. Moreover, streamlined site visits and patient follow-up processes have resulted in better-than-expected retention rates to date.”

Mr. Stilley continued, “Adial would like to express its genuine gratitude to all the ONWARD patients for their participation in the study and appreciation for the commitment they have made. We also appreciate the hard work of the more than 50 incredible frontline healthcare workers, including doctors, nurses and their staff, who are caring for our patients and share Adial’s commitment to improving outcomes for people suffering from Alcohol Use Disorder.”

About the Landmark ONWARD™ Pivotal Phase 3 Clinical Trial

The ONWARD trial is a 24-week, multicenter, randomized, double-blind, placebo-controlled, parallel group, Phase 3 clinical study to evaluate the efficacy, safety and tolerability of AD04 in patients with Alcohol Use Disorder (AUD) and selected polymorphisms in the serotonin transporter and receptor genes. Patients are genetically screened prior to enrollment in the ONWARD trial so that only genetically positive patients are enrolled. The primary endpoint for analysis of efficacy is the change from baseline in the monthly number of heavy drinking days during the last 8 weeks of the 24-week treatment period. ONWARD is currently being conducted in 25 clinical sites in seven countries in Scandinavia and Central and Eastern Europe (Sweden, Finland, Poland, Latvia, Estonia, Bulgaria and Croatia). The principal investigator is Professor Hannu E.R. Alho, Emeritus Professor of Addiction Medicine at the University of Helsinki.

About Adial Pharmaceuticals, Inc.

Adial Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development of treatments for addictions. The Company’s lead investigational new drug product, AD04, is a genetically targeted, serotonin-3 receptor antagonist, therapeutic agent for the treatment of Alcohol Use Disorder (AUD) and is currently being investigated in the Company’s landmark ONWARD™ pivotal Phase 3 clinical trial for the potential treatment of AUD in subjects with certain target genotypes, which are to be identified using the Company’s proprietary companion diagnostic genetic test. A Phase 2b clinical trial of AD04 for the treatment of AUD showed promising results in reducing frequency of drinking, quantity of drinking and heavy drinking (all with statistical significance), and no overt safety concerns (there were no statistically significant serious adverse events reported). AD04 is also believed to have the potential to treat other addictive disorders such as Opioid Use Disorder, gambling, and obesity. The Company is also developing adenosine analogs for the treatment of pain and other disorders. Additional information is available at www.adialpharma.com.

Forward Looking Statements

This communication contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws. Such statements are based upon various facts and derived utilizing numerous important assumptions and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding having the ONWARD™ trial fully enrolled this summer and the potential of AD04 to treat other addictive disorders such as opioid use disorder, gambling, and obesity. Any forward-looking statements included herein reflect our current views, and they involve certain risks and uncertainties, including, among others, our ability to enroll patients within the timelines anticipated and complete clinical trials on time and achieve desired results and benefits as expected, our ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to our ability to promote or commercialize our product candidates for specific indications, acceptance of our product candidates in the marketplace and the successful development, marketing or sale of our products, our ability to maintain our license agreements, the continued maintenance and growth of our patent estate, our ability to establish and maintain collaborations, our ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and our ability to retain our key employees or maintain our Nasdaq listing. These risks should not be construed as exhaustive and should be read together with the other cautionary statement included in our Annual Report on Form 10-K for the year ended December 31, 2019, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was initially made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contact:

Crescendo Communications, LLC
David Waldman / Natalya Rudman
Tel: 212-671-1021
Email: adil@crescendo-ir.com

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